CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

INNOVEX INTERNATIONAL, INC.

Innovex International, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: The name of the Corporation is Innovex International, Inc. The Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State’s Office on February 26, 2018, as amended by the Certificate of Elimination of Series A Junior Participating Preferred Stock of the Company dated February 26, 2018 and the Certificate of Amendment dated September 6, 2024 (as so amended, the “Restated Certificate of Incorporation”).

SECOND: The Amendment set forth in this Certificate of Amendment to the Restated Certificate of Incorporation was duly adopted in accordance with Section 242 of the DGCL.

THIRD: The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Article FOURTH and replacing it with a new first paragraph of Article FOURTH to read in its entirety as follows:

FOURTH: The aggregate number of shares of capital stock that the Corporation shall have authority to issue is Two Hundred and Ten Million (210,000,000), divided into Two Hundred Million (200,000,000) shares of common stock, par value $0.01 per share (“Common Stock”), and Ten Million (10,000,000) shares of preferred stock, par value $0.01 per share (“Preferred Stock”). Shares of any class of capital stock of the Corporation may be issued for such consideration and for such corporate purposes as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine. Each share of Common Stock shall be entitled to one vote.

FOURTH: This Certificate of Amendment to the Restated Certificate of Incorporation shall become effective upon the filing of this Certificate of Amendment to the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

FIFTH: All other provisions of the Restated Certificate of Incorporation shall remain in full force and effect.

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IN WITNESS WHEREOF, this Certificate of Amendment to the Restated Certificate of Incorporation has been executed for and on behalf of the Corporation by an officer thereunto duly authorized and attested to as of May 14, 2025.

INNOVEX INTERNATIONAL, INC.

By: /s/ Kendal Reed

Name: Kendal Reed

Title: Chief Financial Officer

[Signature Page to the Certificate of Amendment]